UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 19, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24693	91-1689591
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3625 132nd Avenue SE
Bellevue, WA 98006
(Address of principal executive offices)

(425) 373-0171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     The following is a summary of the compensation plan for non-employee directors as revised by the board of directors of SCOLR Pharma, Inc.

     Upon election or appointment to SCOLR Pharma’s board of directors, each new non-employee director receives an option to purchase 50,000 shares of SCOLR Pharma common stock under its 2004 Equity Incentive Plan at an exercise price equal to the closing price per share of SCOLR Pharma’s common stock as reported on the American Stock Exchange on the date of grant. During 2004, SCOLR Pharma granted options to purchase an aggregate of 50,000 shares of its common stock to each of its two new directors.

     Each non-employee director receives an option to purchase 25,000 shares (reduced from 30,000 shares in previous years) of SCOLR Pharma common stock under SCOLR Pharma’s 2004 Equity Incentive Plan on the first business day of each calendar year at an exercise price equal to the closing price per share of SCOLR Pharma’s common stock as reported on the American Stock Exchange on the last trading day of the prior year. The options have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

     Each non-employee director shall continue to receive a quarterly cash retainer of $3,750 paid in arrears. In accordance with the 2004 Equity Incentive Plan approved at the 2004 Annual Meeting, non-employee directors may elect to receive the value of the quarterly retainer in the form of a stock-based director fee award, which will consist of either stock options or stock units, as elected by the director on an annual basis. Such stock options and stock units shall be fully vested at the date of grant and have a term of ten years.

     A non-employee director may elect to receive up to 100% of such amount in the form of stock options or stock units. Stock options and stock units from such election will be granted automatically on the last day of each calendar quarter for the portion of a director’s compensation earned during the quarter for which the director elected to receive stock options or stock units in lieu of cash. Director compensation not paid in the form of stock options or stock units will be paid in cash. A director electing to receive stock options will be granted automatically, on the last day of each calendar quarter, an option to purchase that number of shares of SCOLR Pharma common stock under SCOLR Pharma’s 2004 Equity Incentive Plan equal to the amount of the quarterly compensation elected to be received in stock options divided by an amount equal to 50% of the average closing price of a share of SCOLR Pharma common stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant and having an exercise price per share equal to 50% of such average. A director electing to receive stock units will be granted automatically, on the last day of each calendar quarter, an award for a number of stock units under SCOLR Pharma’s 2004 Equity Incentive Plan equal to the amount of the quarterly compensation elected to be received in stock units divided by an amount equal to the average closing price of a share of SCOLR Pharma common stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of SCOLR Pharma common stock. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of a stock unit award.

     In connection with the revised compensation plan for non-employee directors, each of SCOLR Pharma’s non-employee directors was granted an option to purchase an additional 6,250 shares of SCOLR Pharma common stock on January 19, 2005, to account for the change in the annual grant date from October 1 of each year to the first business day of each calendar year.

     SCOLR Pharma reimburses its non-employee directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: January 25, 2005	By:	/s/ GAIL T. VITULLI
Gail T. Vitulli
Director of Finance and Principal Financial Officer